Exhibit 99.1

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FOR IMMEDIATE RELEASE
Contact: Fisker Inc.
Simon Sproule, SVP, Communications
310.374.6177
Fisker@GoDRIVEN360.com

Dan Galves, VP, Investor Relations
dgalves@fiskerinc.com
FiskerIR@icrinc.com

FISKER CONFIRMS CHANGE TO WARRANT ACCOUNTING TREATMENT
 FOLLOWING SEC STATEMENT

LOS ANGELES (May 7, 2021) – Fisker Inc. (“Fisker” or “Company”) (NYSE: FSR) announced that, following a statement published by the Staff of the U.S. Securities and Exchange Commission on April 12, 2021 (the “Staff Statement”) regarding the accounting and reporting of warrants issued by special purpose acquisition companies (“SPACs”), the consolidated financial statement filed in its Annual Report on Form 10-K for the year ended December 31, 2020 should be restated.

The restatement will be isolated to this change in accounting treatment, which the Company believes also impacts several hundred companies, and has no impact on historical or forward-looking cash flow and operations of the Company.

The restatement pertains to the accounting treatment for both public and private placement warrants that were outstanding at the time of the business combination of legacy Fisker Inc. with Spartan Energy Acquisition Corp. on October 29, 2020.

As of March 31, 2021, Fisker had approximately 3.4 million public warrants and 0 private placement warrants outstanding, approximately 12% of the 27.76 million warrants originally issued by Spartan Energy Acquisition Corp. As of April 19, 2021, upon the completion of the previously announced cashless warrant redemption, there were no longer any warrants outstanding.

Consistent with market practice among SPACs, these warrants had previously been accounted for as equity. In consideration of the Staff Statement, Fisker intends to account for the warrants as liabilities. The Company preliminarily estimates that the change in accounting method will cause non-cash non-operating expenses in the Statement of Operations for the three and twelve months ended December 31, 2020 to increase by approximately $75 to $85 million. The Company expects that there will be no impact to its historically reported cash and cash equivalents, or cash flows from operating, investing or financing activities. The Company anticipates that the impact of remeasuring the Warrants to their fair values on first quarter 2021 non-operating expense will be between $145 million and $155 million. These estimates are unaudited, preliminary, and subject to change as management completes the restatement.

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About Fisker Inc.

California-based Fisker Inc. is revolutionizing the automotive industry by developing the most emotionally desirable and eco-friendly electric vehicles on Earth. Passionately driven by a vision of a clean future for all, the company is on a mission to become the No. 1 e-mobility service provider with the world’s most sustainable vehicles. To learn more, visit www.FiskerInc.com – and enjoy exclusive content across Fisker’s social media channels: Facebook, Instagram, Twitter, YouTube and LinkedIn. Download the revolutionary new Fisker mobile app from the App Store or Google Play store.

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